Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 7, 2005 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Cholestech Corporation, which appears in Cholestech Corporation’s Annual Report on Form 10-K for the year ended March 25, 2005.
/s/ PricewaterhouseCoopers LLP
San Jose, California
August 23, 2005